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Exhibit 10.1

Dated 26th April 2018

CLINIGEN HEALTHCARE LTD

and

EIGER BIOPHARMACEUTICALS, INC.

MASTER SERVICES AGREEMENT

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Contents

1.	Definitions and Interpretation	2

2.	Term	6

3.	Agreement Structure	6

5.	Anti-Bribery and Corruption	8

6.	Modern Slavery	8

7.	Relationship of Parties	8

9.	Audit Rights	10

10.	Invoicing and Taxation	11

11.	Intellectual Property Rights	12

12.	Insurance	12

13.	Warranties	13

14.	Limits of Liability	14

15.	Indemnity	14

16	Termination	15

17	Consequences of Termination or Expiry	16

18	Force Majeure	17

19	Notice	17

20	Quality Technical Agreement and Safety Data Exchange Agreement	19

21	General	19

22	Dispute Resolution	21

24	Governing Law	21

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This Agreement is made on 26th April 2018

Between

1)

CLINIGEN HEALTHCARE LTD a company incorporated in England (registered number 06252720), whose registered office is at Pitcairn House, Crown Square, Centrum 100, Burton-on-Trent, Staffordshire DE14 2WW, United Kingdom (Clinigen):

2)	Eiger BioPharmaceuticals, Inc., a Delaware company with its principal place of business located at 350 Cambridge Avenue, Suite 350, Palo Alto, CA 94306, USA (Client),

Individually a Party and collectively, the Parties.

Whereas

A.

Clinigen has expertise in the provision and distribution of unlicensed pharmaceutical products and associated services prior to the grant of marketing authorisation and/or commercial launch in the country of supply, as permitted under applicable local laws and regulations.

B.	Clinigen is also in the business of procuring and supplying certain pharmaceutical products for use in clinical trials and investigator initiated studies and providing associated services thereto.
C.	Client wishes to engage Clinigen to provide certain pharmaceutical products and/or services, as described in the relevant Service Specific Terms and/or SOW/s.

It is agreed

1.	Definitions and Interpretation
1.1.	In this Agreement the following words have the following meanings:

Affiliate means in relation to either Party, any company, partnership or other person which directly or indirectly Controls, is Controlled by, or is under common Control with such Party from time to time.

Agreement means these Conditions and the Service Specific Terms;

Business Day means any day other than a Saturday or Sunday or a public or bank holiday in England or California.

Charges means the net charges and fees payable by Client as set out in a SOW;

Clinigen Background Intellectual Property means all report templates and formats flow chart templates and formats, know-how including but not limited to Unlicensed Supply processes and methodologies, regulatory strategies and solutions, regulatory feasibility reports, standard documents and templates, inventions, discoveries, procedures, Clinigen’s Intellectual Property Rights, including Clinigen’s Confidential Information and Clinigen’s internet based data portal and reporting functionality, in each case as used by Clinigen and its Affiliates as of the

SOW Effective Date and any subsequent developments or improvements thereto during the SOW Term, but excluding Client New IP (as defined in Clause 11.5);

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Client Trade Marks means the trademarks and trade names listed in the SOW and such other trademarks and trade names as Client notifies to Clinigen in writing from time to time after the SOW Effective Date;

Commercially Available means the date of commercial launch on a country by country basis in the Territory of the commercial Product pack specific to the country following grant of Marketing Authorisation and, where applicable, following the agreement of commercial pricing for the Product with the relevant health authority in that country;

Conditions means these terms and conditions excluding the Service Specific Terms;

Consignment Stock means stocks of Products which are held by Clinigen in its premises but which are owned by the Client until title passes to Clinigen in accordance with the terms of this Agreement;

Control means the beneficial ownership of more than 50 (fifty) percent of the issued share capital or the legal power to direct or cause the direction of the general management of the company, partnership or other person in question, and Controlled shall be construed accordingly;

Customer means a third party in the Territory to whom Clinigen supplies a Product pursuant to a Customer Order;

Customer Order means an order for a Product placed by a Customer which has been accepted by Clinigen;

Data Protection Legislation means any data protection legislation currently in force and that is applicable to the Services being provided under this Agreement, including but not limited to (i) unless and until the GDPR is no longer directly applicable in the UK, the General Data Protection Regulation ((EU) 2016/679) and any national implementing laws, regulations and secondary legislation, as amended or updated from time to time, in the UK and (ii) any successor legislation to the GDPR or the Data Protection Act 1998;

Data Subject means an individual who is the subject of Personal Data;

Effective Date means the date of this Agreement;

Force Majeure means any circumstances beyond the reasonable control of the relevant Party (including, without limitation, any strike, lock-out or other form of industrial action, acts of God, war or national emergency, an act of terrorism, riot, civil commotion, malicious damage, compliance with any law or government order, rule, regulation or direction, accident, fire, flood, or storm) which prevents that Party from complying with any or all of it obligations under this Agreement or a SOW;

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Initial Term means the initial period of a SOW as may be specified in that SOW;

Intellectual Property Rights means all patents, rights to inventions, copyright, trademarks, business names and domain names, goodwill and the right to sue for passing off, database rights, rights to use, and protect the confidentiality of confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and extension of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

Marketing Authorisation means an authorisation for the sale and placing on the market of a Product within the Territory or a country within the Territory;

Personal Data has the meaning set out in the relevant Data Protection Legislation and relates only to personal data, or any part of such personal data of which the Client is the Data Controller and in relation to which the Supplier is providing services under this Agreement;

Process shall have the meaning set out in the relevant Data Protection Legislation, and “processing” and “processes” shall have a corresponding meaning;

Product means the pharmaceutical product/s specified in the relevant SOW;

Quality Technical Agreement means, where applicable, the separate Quality

Agreement to be entered into by the parties;

Regulatory Authorities means any competent regulatory authority in the Territory responsible for the regulation of the manufacture, sale and distribution of medicinal products;

Safety Data Exchange Agreement means, where applicable, the separate Safety

Data Exchange Agreement to be entered into by the parties;

Slavery and Human Trafficking has the meaning given to it in Section 54(12) of the Modern Slavery Act 2015;

Statement of Work or SOW means a schedule of terms relating to particular Products and/or Services;

Services means supplying or distributing Products or procuring their supply or distribution and/or other associated activities, as described in the applicable Service Specific Terms and each SOW;

Service Specific Terms means the terms set out in Exhibit A which apply when Clinigen is procuring unlicensed pharmaceutical products and providing associated services to the Client and/or the terms set out in Exhibit B which apply when Clinigen is procuring pharmaceutical products and providing associated services to the Client in respect of clinical trials or investigator initiated studies;

SOW Effective Date means the start date of any SOW as specified in that SOW;

SOW Terms means the period starting on the SOW Effective date and ending on the date specified in that SOW, subject to earlier termination of that SOW;

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Term means the period of this Agreement which shall be five (5) Years, subject to (i) earlier termination of this Agreement; and/or (ii) any Initial Term;

Territory means the country/ies set out in the relevant SOW as varied by the Parties from time to time;

Third Party means a party other than Clinigen or the Client or any of their Affiliates;

Unlicensed Supply means the supply of Products which are not Commercially Available in the country of destination, or investigational drugs not registered in any country and which are lawfully supplied under any regulatory mechanism permitted in the Territory;

Year means the period of 12 (twelve) months beginning on the Effective Date (or SOW Effective Date) and each subsequent period of 12 (twelve) months commencing on the anniversary of the relevant effective date during the continuance of the relevant agreement (whether this Agreement, or a SOW).

1.2.	Headings to the Clauses of any Exhibits to this Agreement are for convenience only and shall not affect its construction or interpretation.
1.3.	References to Clauses are to the Clauses of these Conditions and references to Sections are to Sections of the Exhibits.
1.4.

The word “indemnify” in this Agreement will mean to indemnify, keep indemnified and hold harmless the indemnified party from and against all costs (including the cost of enforcement), expenses, liabilities (including any tax liability), injuries, damages, claims, demands, proceedings or legal costs (on a full indemnity basis) and judgements which the indemnified party incurs or suffers and “indemnity”, indemnities and “indemnifies” have a corresponding meaning.

1.5.	Any reference to “person” means a natural or legal person, firm or unincorporated association.
1.6.	The terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.7.	Words importing the singular the plural and vice versa.
2.	Term
2.1.	This Agreement will start on the Effective Date and will continue in force for the Term unless earlier terminated as provided herein.
2.2.	A SOW will start on the SOW Effective Date and will continue in force for the SOW Term unless earlier terminated as provided herein.
3.	Agreement Structure
3.1.

This Agreement and any SOW entered into between the Parties are set up in a framework structure to allow the Client and its Affiliates to order various Products and/or Services from Clinigen and/or its Affiliates, from time to time which will be documented in an SOW.

3.2.

Each SOW will constitute a separate agreement incorporating these Conditions and the relevant Service Specific Terms. Clinigen shall perform the Services in accordance with the applicable SOW, this Agreement and all applicable laws and regulations, and shall keep Client reasonable informed on the progress and results of the Services.

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3.3.	In the event of a conflict between any provision of these Conditions, the Service Specific Terms and/or any provision of a SOW;
a)	the provisions of these Conditions shall take precedence over the Service Specific Terms; and
b)	the Service Specific Terms shall take precedence over the provision of the SOW, in the event of any inconsistencies.
4.	Confidentiality
4.1.

Subject to Clause 4.3 each Party agrees that, during the Term of this Agreement and for a period of ten (10) years after the date of expiration or termination of this Agreement for any reason whatsoever, neither Party shall in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any individual or entity or utilise for such Party’s own benefit or the benefit of any individual or entity in any manner whatsoever, any non-public information of any kind, nature or description disclosed by the other Party to such Party or obtained by such Party from the other Party under this Agreement, including such information concerning any matters affecting or relating to the business of the other Party of any kind, nature or description, which is by its nature confidential (regardless of whether the same has been marked “confidential”) and any information obtained or resulting from the conduct of any audit which many be conducted in accordance with the provisions of this Agreement except with the express written consent of the other Party or as otherwise provided in this Agreement. The information described above shall be hereinafter collectively referred to as Confidential Information. For the purposes of this Agreement, a party divulging, disclosing or communicating Confidential Information shall be referred to as the Disclosing Party and the party receiving Confidential Information shall be referred to as the Recipient. Client New IP shall be deemed Confidential Information of Client and Clinigen shall be deemed the Recipient of such information, notwithstanding the fact that such information may be generated and disclosed by Clinigen to Client.

4.2.

Notwithstanding any other provision of this Agreement, Confidential Information shall not include information that: (a) as shown by dated written or electronic records, the Recipient possessed prior to disclosure by the Disclosing Party free of any duty of confidence; (b) at the time of disclosure is or thereafter becomes known to or generally available to the public through no breach of this Agreement by the Recipient; (c) as shown by dated written or electronic records, is developed by the Recipient independent from any Confidential Information disclosed hereunder; (d) becomes available to the Recipient from a source, other than the Disclosing Party, which has represented to the Recipient (and which the Recipient has no reason to disbelieve after due inquiry and competent proof) that such source is not bound by a confidentiality agreement or any other obligation of confidentiality or fiduciary duty with the Disclosing Party; or (e) is explicitly, in writing, made exempt from the provisions of this Agreement by the Disclosing Party.

4.3.

Notwithstanding any other agreement or any other provision of this Agreement, the Recipient may disclose Confidential Information which is required to be disclosed by law, rule, regulation, administrative or legal process or is requested to be disclosed by any governmental agency, including to the extent required to provide the Services (Compelled Request); provided, however, that the Recipient gives prompt prior written notice (if permitted by law) of any Compelled Request to the Disclosing Party and agrees to limit the scope of disclosure to the extent permitted by law and takes commercially reasonable measures to co-operate with the Recipient, if the Recipient seeks to challenge the Compelled Request.

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4.4.

Notwithstanding any other agreement or any other provision of this Agreement, the Parties may use and disclose Confidential Information to its Affiliates, employees, agents, subcontractors, professional advisers and auditors (or any of them) for the purposes of carrying out their respective obligations or exercising any of their respective rights under or in connection with under this Agreement and subject to each Party ensuring that the person in question complies with obligations of confidentiality no less onerous than those set out in this Clause 4.

4.5.

Each Party recognises that the damages at law to the other Party may be an insufficient remedy to the other Party in the event that a Party breaches the terms of this Clause 4, and in the event a Party breaches or threatens to breach this Clause 4, the other Party shall be entitled to seek, upon application to a court of competent jurisdiction, a preliminary restraining order and permanent and temporary injunctions restraining the other Party from breaching this Clause 4, in addition to damages or any other relief the court may find appropriate.

5.	Anti-Bribery and Corruption
5.1.

Each Party shall not, and shall procure that its respective directors, employees, agents, representatives, contractors or sub-contractors shall not, engage in any activity, practice or conduct which would constitute an offence under any anti-bribery and anti-corruption laws, regulations and codes in any jurisdiction, including but not limited to the Bribery Act 2010 and, where applicable, the Foreign Corrupt Practices Act 1977.

5.2.

Each Party shall have in place adequate procedures designed to prevent any person working for or engaged by that Party or any other Third Party in any way connected to this Agreement, any SOWs or Supply Orders, from engaging in any activity, practice or conduct which would infringe any anti-bribery and anti-corruption laws, regulations and codes in any jurisdiction, including but not limited to the Bribery Act 2010 and, where relevant, the Foreign Corrupt Practices Act 1977.

6.	Modern Slavery
6.1.

Clinigen shall and shall procure (where relevant) that all persons who are performing services or providing goods in connection with, or which will or may be used in performing or to support the performance of this Agreement or any SOW in any part of the world (collectively, its Supply Chain) shall at all relevant times:

a)	comply with the provisions of the Modern Slavery Act 2015 and ensure that all of its relevant staff have received appropriate training on the same:
b)	not engage in any activity, practice or conduct that would constitute an offence under the Modern Slavery Act 2015 if such activity, practice or conduct were carried out in the UK:
c)	take all reasonable steps to ensure that Slavery and Human Trafficking are not taking place in its business or its Supply Chain:

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d)

immediately notify the Client if it has reason to believe that it or any person in its Supply Chain is engaged in Slavery and Human Trafficking or is in breach, or is likely to breach, the Modern Slavery Act 2015 or any provision of this Clause 6.1 (or would do so if it were a party to this Agreement), or if it receives a communication from any person alleging any of the foregoing.

7.	Relationship of Parties
7.1.

The Parties hereby agree and intend that the relationship of each to the other is that of independent contractors and that neither this Agreement nor any SOW or Supply Order shall be construed as an agreement of franchise, employment, partnership, joint venture or any other form of business entity. Neither Party shall exercise any direction or control over the methods by which the other Party (or such other Party’s personnel) shall perform their work and duties while performing the obligations hereunder. The Parties agree that neither shall have the power or right to bind the other, nor shall either hold itself out as having such authority, nor shall a Party pledge the other Party’s credit or extend credit to anyone in the other Party’s name.

8.	Data Protection
8.1.

The provision of the Services may require Clinigen to Process Personal Data for and on behalf of the Client from time to time, acting as a Data Processor. Where such Processing of Personal Data takes place in the EEA or the UK, or otherwise involves the Processing of Personal Data of citizens in the EEA or the UK, the Parties acknowledge and agree that Clinigen shall:

i)	process the Personal Data only on the documented instructions of the Client, except to the extent that any Processing of Personal Data is required by applicable laws to which Clinigen is subject;
ii)

notify the Client where Clinigen believes any documented instructions from the Client in respect of the Processing of Personal Data infringe any Data Protection Legislation or any other applicable laws to which Clinigen is subject;

iii)	ensure that its personnel who are authorised to Process the Personal Data have committed themselves to confidentiality;
iv)

taking into account the nature of the Processing, assist the Client by appropriate technical and organisational measures, insofar as this is possible, for the fulfilment of the Client's obligation to respond to requests for exercising the Data Subject's rights under the Data Protection Legislation;

v)	notify the Client without undue delay after becoming aware of any breach relating to the Personal Data;
vi)	assist the Client in its compliance with Clause 8.6 below, insofar as it is able taking into account the nature of the Processing and the information available to Clinigen;

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vii)

at the Client's discretion, delete or return to the Client all of the Personal Data Processed under the applicable SOW at the end of the applicable SOW Term, and delete any copies of such Personal Data unless any applicable laws to which Clinigen is subject require that copies are kept; and

viii)

make available to the Client all information, and submit to such audits (in each case to the extent reasonably necessary) as are required to demonstrate compliance with its obligations in this Clause 8.1.

8.2.

Clinigen shall not sub-contract its Processing of Personal Data to a Third Party without the Client's prior specific or general written authorisation (not to be unreasonably withheld, conditioned or delayed). Clinigen shall inform the Client of any intended changes concerning the addition or replacement of any authorised sub-contractors, and the Client shall notify Clinigen of its approval or any objections it has to any such changes in writing within ten (10) Business Days, after which any such changes which the Client has not objected to in accordance with this Clause 8.2 shall be deemed to be accepted.

8.3.

Where Clinigen sub-contracts its Processing of Personal Data to a Third Party in accordance with Clause 8.2 above, Clinigen shall ensure that the Third Party has necessary qualification and authorization to Process such Personal Data and is engaged on terms equivalent to those set out in this Clause 8, and Clinigen shall remain liable to the Client for any Processing of Personal Data by any such Third Party.

8.4.	The Parties shall co-operate with any applicable regulator of the Data Protection Legislation on request in respect of the performance of its tasks under this Agreement and any SOW.
8.5.	The Parties shall each implement appropriate technical and organisational measures to ensure a level of security appropriate to the risk of Processing in accordance with Article 32 of the GDPR.
8.6.	To the extent required by the relevant Data Protection Legislation, Clinigen shall provide all reasonable assistance to the Client that is necessary to facilitate the Client’s compliance with:
a)	its breach notification requirements under the Data Protection Legislation; and
b)	its obligations relating to conducting privacy impact assessments and (where applicable) liaising with the relevant regulator in relation to the same.
9.	Audit Rights
9.1.

Clinigen shall create and maintain complete and accurate records of all Services performed, including any data and information generated from such Services. If the Client gives at least 20 (twenty) Business Days' written notice (or in the event of a suspected material breach by Clinigen of the terms of this Agreement or a relevant SOW/s on 5 (five) Business Days’ written notice), Clinigen will permit the Client or its representatives, no more than once in any

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12 month period (excluding for cause audit) subject to Clause 9.2, access to the records maintained by Clinigen which specifically relate to the services provided, for the purposes of auditing, inspection or any other purpose required or permitted by applicable law, rule or regulation, at reasonable times during normal business hours provided always that Client undertakes to ensure that its representatives adhere to the confidentiality provisions contained in this Agreement.

9.2.

Notwithstanding Clause 9.1 above, Clinigen may take reasonable measures to restrict Client, or its representatives, access to and inspection and audit of Clinigen’s facilities in order to protect the confidentiality of Clinigen’s other clients and their products and processes and Clinigen’s books of accounts or financial records relating to its underlying costs.

9.3.	Within twenty (20) Business Days of conducting an inspection requested pursuant to Clause 9.1, Client will provide Clinigen with a summary of its findings from such inspection.
9.4.

Any information about Clinigen, Clinigen’s facilities or otherwise obtained by Client as a result of inspections conducted by or on behalf of Client pursuant to Clause 9.1 above shall be treated as treated as the Confidential Information of Clinigen and shall be subject to the confidentiality obligations in Clause 4.

10.	Invoicing and Taxation
10.1.

All amounts set out in a SOW (and any Charges) are stated exclusive of any Value Added Tax (VAT) or similar tax, which if applicable, shall be payable in addition to the sum in question at the rate in force under the relevant law.

10.2.

All customs duties, charges and/or taxes incurred by Clinigen in relation to Customer Order shipments which cannot be reclaimed by Clinigen or passed on to the relevant Customer will be charged by Clinigen to the Client and the Client will pay the same in accordance with the payment terms set out in this Clause 10.

10.3.

Unless otherwise set out in the SOW, Clinigen shall invoice the Client on a monthly basis in relation to each SOW for the Charges in the amounts and at the times due in accordance with that SOW. Such Charges shall be paid by the Client to Clinigen within 30 (thirty) days' from the date of such invoice (unless otherwise set out in the SOW) by transfer to such bank account as Clinigen may from time to time notify in writing to the Client.

10.4.	Each Party shall be entitled to set-off any outstanding Charges due to it against its payment due to the other Party under this Agreement.
10.5.

If a Party disputes any invoices (or any part thereof), that Party shall provide the other Party with written notice of such dispute within seven (7) days of receipt of such invoice. The Parties shall negotiate in good faith to resolve any such dispute promptly. The Party disputing the invoice shall, however, pay that portion of the invoice not in dispute. Once the dispute is resolved, and if payment is due by a Party, the payment shall be made within thirty (30) days of the date of resolution.

10.6.

If any undisputed sum payable under a SOW is not paid when due then, without prejudice to its other rights under a SOW, Clinigen shall have the right to charge interest from the date on which the relevant invoice is due for payment, until the date on which the payment is made in full, both before and after any judgment, at a rate of four per cent (4%) per annum over HSBC Bank plc UK base rate from time to time.

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11.	Intellectual Property Rights
11.1.

Subject to the provisions of this Clause 11, nothing in this Agreement or any SOW shall operate to assign or transfer any title or interest in any Intellectual Property Rights existing prior to the Effective Date of this Agreement or any relevant SOW.

11.2.

The Client grants Clinigen a royalty free licence to use the Client Trade Marks in the Territory in relation to the performance of the Services for the purposes only of exercising its rights and performing its obligations under this Agreement and any and all SOW/s (including, without limitation, supplying, distributing and selling the Products (as applicable)). Subject to the aforesaid licence, Clinigen shall have no rights in respect of any Client Trade Marks or of the goodwill associated therewith.

11.3.	Clinigen shall not without the prior written consent of the Client alter, remove or tamper with any Client Trade Marks.
11.4.	All Clinigen Background Intellectual Property (including all and any improvements and developments thereto during the term of this Agreement and all SOWs) shall belong to Clinigen exclusively.
11.5.

Subject to Clause 11.4, all Intellectual Property created during the term of this Agreement and all SOWs shall belong to the Client exclusively (“Client New IP”). Clinigen shall promptly disclose all Client New IP to Client. Clinigen shall and hereby does assign to Client all right, title and interest in and to all Client New IP, and agrees to take (and procure its employees, agents and contractors to take) such further actions reasonably requested by Client to evidence such assignment and to obtain and maintain patent and other intellectual property protection for Client New IP.

12.	Insurance
12.1.

During the Term of this Agreement and for six (6) years thereafter, each Party shall maintain with insurers or underwriters of good repute, such insurance relating to its business as is normally maintained by comparable businesses sufficient to meet its obligations under this Agreement or any SOW (including, in the case of the Client, commercial general liability insurance and product liability insurance) for any occurrence or series of occurrences within a twelve (12) month period covering: (i) all legal liability for death, personal injury and damage to or loss of property arising directly or indirectly out of the use, possession or operation of the Products supplied to Clinigen pursuant to this Agreement or any SOW.

12.2.

On the written request of a Party, the other Party shall have its insurers furnish and provide the requesting Party with insurance certificates specifying the types and amounts of coverage in effect and the expiration dates of each policy upon written request.

13.	Warranties
13.1.	Clinigen represents and warrants that:
i)

It shall hold and maintain all relevant licences and regulatory authorisations and shall comply with all applicable legal and regulatory requirements in relation to the supply and distribution of Products and the provision of the Services (where applicable) in the relevant Territories:

ii)

all Services will be performed in a professional, workmanlike and timely manner and in compliance with these Conditions, the Service Specific Terms, the SOW and all applicable laws and regulatory requirements, and it will not infringe or misappropriate any intellectual property rights of any third party during its performance of the Services:

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iii)	it will inform the Client on a timely basis of any Product complaints that it receives from Customers;
iv)

unless otherwise provided for in a Safety Data Exchange Agreement between the Parties, it will inform the Client of any adverse reaction(s) to the Products reported to it by any person within one (1) Business Day of cognisance.

v)	neither it nor any of its employees are presently debarred, suspended, proposed for debarment or declared ineligible for the award of contracts by any government authority; and
vi)

It is under no obligation to any Third Party which would prevent Client from carrying out its duties and other obligations under this Agreement or any SOW or which is inconsistent with the provisions herein contained.

13.2.	The Client represents and warrants that:
i)

It shall hold and maintain all licences necessary, and is authorised, to manufacture, assemble, package and label, export from the country of manufacture (if applicable) and supply the Client Products to Clinigen for Clinigen to distribute within the Territory in accordance with the terms of this Agreement and all relevant SOWs;

ii)

It will comply with all applicable laws and regulatory requirements including, but without prejudice to the generality of the foregoing, those in relation to the manufacture, assembly, packaging, packing, labelling, export from the country of manufacture (if applicable) and/or supply of each of the Client Products to Clinigen;

iii)

To Client’s knowledge, the Client’s Products, their manufacture, assembly, packaging and labelling, export from the country of manufacture (if relevant), use, supply to Clinigen and sale, supply or distribution of the Products and the use by Clinigen of the Client’s Trade Marks in the Territory by Clinigen will not infringe the Intellectual Property Rights of any third party;

iv)	the Client’s Products and their packaging and labelling shall conform to their description, specification and data sheet or summary of product characteristics;
v)	it has title to the Client’s Products;
vi)	neither it nor any of its employees are presently debarred, suspended, proposed for debarment or declared ineligible for the award of contracts by any government authority; and
vii)

it is under no obligation to any Third Party which would prevent Client from carrying out is duties and other obligations under this Agreement or any SOW or which is inconsistent with the provisions herein contained.

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14.	Limits of Liability
14.1.	Nothing in this Agreement and/or any SOW shall limit or exclude the liability of a Party for:
i)	personal injury or death caused by its negligence;
ii)	indemnification obligations under Clause 15;
iii)	breach of confidentiality obligations under Clause 4; or iv)fraud or fraudulent misrepresentation.
14.2.

Except as otherwise provided in this Agreement and/or SOW, neither Party shall be liable to compensate the other Party whether in contract, tort (including negligence) breach of statutory duty, misrepresentation or otherwise for any

i)	special, indirect or consequential loss or damage;
ii)	loss of profit;
iii)	loss of business; or
iv)	loss of goodwill.
14.3.

Subject to Clauses 14.1 and 14.2, the maximum aggregate liability of Clinigen and/or its Affiliates under or in connection with this Agreement and/or any SOW in respect of all acts and omissions whether in contract, tort (including, without limitation, negligence), under statute, breach of statutory duty or otherwise shall not exceed the sum set out in the relevant Service Specific Terms.

15.	Indemnity
15.1

Clinigen shall indemnify the Client and/or its Affiliates and their respective officers, directors, employees, agents and subcontractors against and from all liabilities, in relation to Third Party claims that arise out of or in connection with the following:

15.1.1	fraud, wilful misconduct or negligence by Clinigen and/or its Affiliates and their respective officers, directors, employees, agents and subcontractors in relation to any SOW;
15.1.2	breach of the provisions of Clause 13.1 above.
15.2

Client shall indemnify Clinigen and and/or its Affiliates and their respective officers, directors, employees, agents and subcontractors against and from all liabilities including in relation to third party claims, that arise out of or in connection with any one or more of the following:

15.2.1	breach of the provisions of Clause 13.2 above;
15.2.2	fraud, wilful misconduct or negligence of the Client and/or its Affiliates and their respective officers, directors, employees, agents and subcontractors in relation to any SOW; and
15.2.3

any allegation or finding that the use of the Trade Marks or supply or sale of the Products by Clinigen in the Territory in accordance with this Agreement infringes the Intellectual Property Rights of any third party.

15.3	The process for claiming under an indemnity is set out in Clause 15.4 below.

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15.4	Any indemnity given by a Party in the Service Specific Terms shall be conditional in each case upon the indemnified Party:
15.4.1	promptly giving written notice of any claim to be indemnified to the indemnifying Party;
15.4.2	providing the indemnifying Party with the absolute discretion to conduct, take or resist any proceedings as it sees fit at its own expense;
15.4.3

providing the indemnifying Party on request with such information and assistance in relation to such proceedings as it may reasonably require, subject to the indemnifying Party indemnifying the other Party against all costs reasonably incurred by it in the provision of such information or assistance; and

15.4.4	not making any settlement, compromise or prejudicial admission in relation to such claim without the prior consent of the indemnifying Party (such consent not to be unreasonably withheld or delayed).
16	Termination
16.1

Subject to any Initial Term, the Agreement or a SOW may be terminated by either Party at any time without cause by giving a minimum one hundred and eighty (180) day’ written notice to the other Party of its intention to terminate the Agreement or a SOW (as the case may be).

16.2	Either Party shall have the right to terminate this Agreement or any SOW immediately (as applicable) by notice to the other if the other Party:
16.2.1	ceases, or threatens to cease to carry on business or suspends all or substantially all of its operations, or suspends payment of its debts; or
16.2.2

Is unable to pay its debts or becomes insolvent or an order is made or a resolution passed for the administration, winding-up or dissolution of the other Party (otherwise than for the purposes of a solvent amalgamation or reconstruction) or an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or any substantial part of the assets of the other Party or it enters into or proposes any composition or arrangement with its creditors generally or anything analogous to the foregoing occurs in any applicable jurisdiction;

16.2.3

commits any material breach of the Agreement or any SOW, or any Quality Technical Agreement or any Safety Data Exchange Agreement if, in the case of a breach capable of remedy, the other Party fails to remedy such breach within 30 (thirty) days after receipt of a notice giving full particulars of the breach and requiring it to be remedied.

16.3

The rights to terminate this Agreement given by Clauses 16.1 and 16.2 shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

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17	Consequences of Termination or Expiry
17.1	Termination or expiry of this Agreement will not affect a SOW unless such SOW is also terminated in accordance with the terms of that SOW.
17.2

Notwithstanding the expiry or the termination of this Agreement pursuant to Clause 16, the Parties agree that it shall remain in full force and effect in relation to any existing SOW/s until such time as all such SOWs are terminated or have expired.

17.3

Upon termination of this Agreement and/or a SOW for any reason at the written request of a Party and at that Party’s expense, the other Party shall return or destroy any Confidential Information provided by the Disclosing Party under the Agreement and/or that SOW (whichever is terminated), save that each Party shall be entitled to retain copies of the other Party’s Confidential Information to the extent necessary to comply with its regulatory or legal obligations (which copies shall remain subject to the confidentiality obligations set forth herein).

17.4

On expiry or the termination of this Agreement and all SOW/s for any reason the Quality Technical Agreement shall immediately terminate subject to any provisions therein which are expressly stated to remain in full force and effect on its expiry or termination.

17.5	Upon termination of a SOW Clinigen shall:
17.5.1	invoice Client for all outstanding Charges due for Services properly performed under the applicable SOW prior to and up to the date of termination;
17.5.2	be entitled to complete all Customer Orders in respect of Products held by Clinigen as Consignment Stock placed with Clinigen prior to the date of termination; and
17.5.3

in respect only of Consignment Stock of Products, at the request of the Client and subject to the Client paying the costs of transport and insurance in advance, return all or any part of the remaining Consignment Stock in relation to that SOW then held by Clinigen to the Client at the Client’s risk. In such cases Clinigen will be responsible for arranging transportation and insurance. Alternatively, Clinigen will make available for collection by the Client all or any part of the remaining Consignment Stock in relation to that SOW then held by Clinigen. Any such Consignment Stock which the Client does not wish to be returned or collected may be destroyed by Clinigen on notice to the Client at the Client’s expense.

17.6

Provisions in this Agreement which are either expressly stated to remain in force after the expiry or termination of this Agreement, or which should be deemed to do so by implication, shall continue to have full effect, including Clauses 1 (Definitions), 4 (Confidentiality), 8 (Data Protection), 10 (Invoicing and Taxation), 11 (Intellectual Property), 12 (Insurance), 13 (Warranties), 14 (Limits of Liability), 15 (Indemnities), 17 (Consequences of Termination), 19 (Notices), 21 (General), 22 (Dispute Resolution), 23 (Arbitration) and 24 (Governing Law).

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18	Force Majeure
18.1	If either Party is affected by Force Majeure it shall forthwith notify the other Party of the nature and extent thereof.
18.2

Neither Party shall be deemed to be in breach of this Agreement and/or a SOW, or otherwise be liable to the other, by reason of any delay in performance, or non- performance, of any of its obligations under this Agreement and/or a SOW to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other Party, and the time for performance of that obligation shall be extended accordingly.

18.3

If the Force Majeure in question prevails for a continuous period in excess of 3 (three) months, the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.

19	Notice
19.1

All notices to be given to a party under this Agreement and/or a SOW shall be in writing in English and shall be marked for the attention of the person, and delivered by hand, sent by registered prepaid post to the registered office from time to time of the relevant party or to such other address in the United Kingdom as the relevant party may notify to the other party in accordance with this Clause or sent by electronic mail to the address specified below (or as otherwise agreed between the parties).

19.2	A notice shall be treated as having been received:
19.2.1

if delivered by hand between 9.00 am and 5.00 pm on a Business Day (which time period is referred to in this clause as Business Hours), when so delivered; and if delivered by hand outside Business Hours, at the start of the next Business Day;

19.2.2

if sent by registered prepaid post, at 9.00 am on the second Business Day after posting if posted on a Business Day and at 9.00 am on the third Business Day after posting if not posted on a Business Day; and

19.2.3	if sent by electronic mail between 9.00 am and 5.00 pm on a Business Day when so delivered; and if delivered by hand outside Business Hours, at the start of the next Business Day.

Clinigen:

Clinigen Healthcare Limited

Pitcairn House,

Crown Square,

Centrum 100,

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Burton-on-Trent,

Staffordshire DE14 2WW,

United Kingdom

Attention: Head of Managed Access

Tel: +44 (0) 1932 824000

Email: john.lagus@clinigenhealthcare.com

With a copy to:-

General Counsel

Attention: Amanda Miller

Tel: 44 (0) 1932 824000

Email: amanda.miller@clinigengroup.com

Client:

Eiger Biopharmaceuticals, Inc.

2155 Park Boulevard,

Palo Alto, CA 94306

USA

Attention: Jim Welch

Phone: 1-877-899-2051

Fax: 650-618-1621

Email: jwelch@eigerbio.com

In proving service it shall be sufficient to prove that the envelope containing such notice was correctly addressed and delivered, or that the notice was sent by electronic mail to the notified electronic mail address and a successful electronic mail read receipt or other written receipt confirmation exists.

20	Quality Technical Agreement and Safety Data Exchange Agreement
20.1

Where applicable the Parties will enter into a separate Quality Technical Agreement and a separate Safety Data Exchange Agreement on such terms as the Parties shall agree. The terms of such agreements shall take precedence over all other rights and obligations of the Parties in this Agreement and related SOW/s in so far as such rights and obligations relate to quality or safety issues (as the case may be), but not otherwise.

21	General
21.1	A person who is not a party to this Agreement may not enforce any of its provisions under the Contracts (Rights of Third Parties) Act 1999.

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21.2

Clinigen may not assign or transfer, or purport to assign or transfer to any other person any of its rights or obligations under this Agreement or a SOW (except to its Affiliates or successors to all or substantially all of Clinigen’s business to which this Agreement relates) without the prior written consent of the Client save that this Agreement and any SOW will be binding upon and inure to any successor(s) to the business of Clinigen.

21.3	Client may assign this Agreement or a SOW upon prior written notice to Clinigen.
21.4

Either Party may subcontract the performance of any its obligations to any of its Affiliates or a third party without the consent of the other Party. Notwithstanding such subcontracting, the relevant Party shall at all times remain primarily liable for the full and proper performance of all of its obligations under this Agreement and/or any SOW including any obligations provided through any permitted subcontractor.

21.5

This Agreement (together with all other documents to be entered into pursuant to it) sets out the entire agreement and understanding between the Parties, and supersedes all proposals and prior agreements, arrangements and understandings between the Parties, relating to its subject matter.

21.6

Each Party acknowledges that in entering into this Agreement and/or a SOW it does not rely on any representation, warranty, collateral contract or other assurance of any person (whether party to this Agreement and/or a SOW or not) that is not set out in this Agreement and/or a SOW. Each party waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance. The only remedy available to any party in respect of any representation, warranty, collateral contract or other assurance that is set out in this Agreement and/or a SOW is for breach of contract under the terms of this Agreement and/or a SOW.

21.7	This Agreement and/or a SOW may not be modified except in writing signed by the duly authorised representatives of each Party.
21.8

Neither Party shall use the name of the other Party in any announcements, press releases, marketing materials nor advertisements, except as may be required by law, judicial order or regulatory governance, without the prior written consent of the other Party.

21.9

If any term, covenant or condition contained in this Agreement and/or a SOW is deemed to be invalid, illegal or unenforceable, then the rights and obligations of the Parties hereto shall be construed and enforced with that term, covenant or condition limited so as to make it valid, legal or enforceable to the greatest extent allowed by law; or, if it is totally invalid, illegal or unenforceable, then as if this Agreement and/or a SOW did not contain that particular term, covenant or condition. In such event, the remaining provisions of this Agreement and/or a SOW shall be valid and enforceable to the extent permitted by law.

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21.10

Delay in exercising, or failure to exercise, any right or remedy in connection with this Agreement and/or a SOW shall not operate as a waiver of that right or remedy. The waiver of a right to require compliance with any provision of this Agreement and/or a SOW in any instance shall not operate as a waiver of any further exercise or enforcement of that right and the waiver of any breach shall not operate as a waiver of any subsequent breach.

21.11

The rights and remedies of the Parties in connection with this Agreement and/or a SOW are cumulative and, except as expressly stated in this Agreement and/or a SOW, are not exclusive of any other rights or remedies provided by law or equity or otherwise. Except as expressly stated in this Agreement and/or a SOW (or at law or in equity in the case or rights and remedies provided by law or equity) any right or remedy may be exercised (wholly or partially) from time to time.

21.12

This Agreement and/or any SOW may be executed in any number of counterparts, each of which when executed shall be construed as an original, but together will constitute one agreement, in relation to this Agreement or a SOW. Signature transmitted by industry standard electronic signature software and/or by electronic mail in “portable document format” (“pdf”) shall have the same legal force and effect as physical delivery of the paper document bearing the original signature.

22	Dispute Resolution
22.1	If any dispute arises out of this Agreement and/or a SOW, in the first instance, the Parties’ account managers shall attempt to resolve the dispute amicably within thirty (30) days.
22.2

If a dispute cannot be resolved by the Parties’ account managers, the Parties shall promptly refer the matter to their respective Chief Executive Officer. If either Party refuses to make such referral or participate in good faith in this dispute resolution procedure and in any event, if the dispute is not resolved within thirty (30) days of such referral or the date such referral could have been made, then either Party may commence proceedings in accordance with Clause 23.

22.3

Where either Party reasonably believes that a dispute relates to a material breach or potential breach of this Agreement, that Party shall notify its and the other Party’s account managers and each Party shall then refer the dispute directly to their Chief Executive Officers and the provisions of Clause 22.2 shall apply.

23	Arbitration
23.1

Any dispute that cannot be settled amicably shall be resolved by arbitration before a sole arbitrator, which shall be the exclusive method of dispute resolution under this Agreement and/or any SOW. Such arbitration shall be held in New York City, New York, USA, and in accordance with the ICC Rules of Arbitration. Nothing herein shall, however, prohibit a Party from seeking temporary or preliminary injunctive relief in a court of competent jurisdiction. The parties expressly consent to arbitration and waive any right of appeal to any court from any arbitral award (which shall be final and binding upon the parties).

24	Governing Law
24.1	This Agreement and any SOW shall be governed by, and construed in all respects in accordance with the laws of the State of New York, USA.
24.2

Subject to Clause 23, the courts of New York City, New York, USA will have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and/or any SOW, save that either Party may seek injunctive relief in any court of competent jurisdiction.

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The Parties have signed this Agreement on the date set out above.

SIGNED for and on behalf of:

Eiger Biopharmaceuticals, Inc.

/s/ John Ferraro

[signature]

John Ferraro

[printed name]

VP, Clinical Operations

[position in company]

27 Apr 2018

[date]

SIGNED for and on behalf of

CLINIGEN HEALTHCARE LIMITED

DocuSigned by:	DocuSigned by:

John Lagus	Lee Mainwaring

Signer Name: John Lagus	Signer Name: Lee Mainwaring
Signing Reason: I approve this document	Signing Reason: I approve this document
Signing Time: 26-Apr-2018	Signing Time: 26-Apr-2018

19F51008EB7A4EDB9F0A7E116ED422FB	01C6D73EA86348FFAD8417807CB5A5D5

[signature]	[signature]

John Lagus	Lee Mainwaring
[Printed name]	[Printed name]

Head of Managed Access	Finance Director
[position in company]	[position in company]

26-Apr-2018	26-Apr-2018
[date]	[date]

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Exhibit A – Unlicensed Supply

1	Definitions

In this Exhibit, the following additional defined terms shall apply:

Latent Defect means a defect that causes a particular supply of one or more of the Products to fail to conform to their approved specifications, which defect is not discoverable upon inspection under Section 7 but is discovered at a later time;

Maximum Resale Price means the maximum Sale Price set out in the SOW;

Sale Price means the price or prices to be paid by the Customer to Clinigen for the Products;

Supply Order has the meaning set out in Section 5.1;

Supply Price means the price or prices to be paid by Clinigen to the Client for the Products as set out in the applicable SOW;

Territory means those countries set out in the SOW and any amendment to a SOW.

2	Nature of Services
2.1	The Client grants Clinigen the non-exclusive right to distribute the Products, and provide associated Services, where applicable, on an Unlicensed Supply basis within the Territory for the SOW Term.
2.2	Clinigen shall be entitled to describe itself as an authorised distributor of the Products (on an Unlicensed Supply basis) in the Territory in relation to the applicable SOW.
3	Products
3.1

The Client will supply the Products to Clinigen under a SOW in accordance with the terms of the Conditions, this Exhibit A and the relevant SOW/s to the exclusion of any other terms and conditions of sale submitted at any time (including at the point of acceptance of a Supply Order in accordance with Section 5.1 by the Client and whether printed or sent with any order form, delivery note, invoice or otherwise).

3.2

The Client will notify Clinigen in writing of any Product which becomes the subject of a Marketing Authorisation for an indication/s after the respective SOW Effective Date and will provide reasonable written notice to Clinigen of the date of the Product being Commercially Available in respect of each Product in each country in the Territory, to enable Clinigen to close down its distribution of Products and associated Services, where applicable, in that country/ies in an ethical and orderly fashion.

3.3

The Client will provide Clinigen with such up to date information concerning the Products as Clinigen may reasonably require to assist Clinigen with the distribution and sale or supply of the Products in the Territory.

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4	Supply Pricing
4.1	Client will supply the Product to Clinigen on a Consignment Stock basis only at the Supply Price set out in the applicable SOW.
4.2

The Client may recommend in writing to Clinigen a selling price for each of the Products or impose a Maximum Resale Price (which is not to be below the Supply Price) at any time; provided that price does not amount to a minimum selling price or retail price maintenance.

5	Supply and Delivery of the Products
5.1	Clinigen will submit, from time to time, written supply orders (“Supply Orders”) to the Client for the supply of the Products under a SOW.
5.2	The Client shall accept or reject any Supply Order within ten (10) Business Days of receipt.
5.3

The Client will not supply Clinigen with any Products with a remaining shelf life of less than twelve (12) months, unless otherwise agreed in the relevant SOW. If the Client is unable to comply with this Section 5.3 it will notify Clinigen immediately providing details of the remaining unexpired shelf lives of the available Products and, in such event, the Client shall not proceed with the Supply Order until it has received written confirmation from Clinigen that the Supply Order may proceed. The Parties acknowledge that under certain extraordinary circumstances, Products with remaining shelf life of six (6) months may be acceptable. The Client acknowledges that Customers may have particular minimum shelf-life requirements and accordingly that it may not be possible for Clinigen to deliver to Customers Product with less than a certain shelf-life remaining. Client shall use all reasonable efforts to provide Products with sufficient remaining shelf life for Customers having minimum shelf life requirements.

5.4

Before acceptance by the Client of a Supply Order, Clinigen may vary, add or omit any or all of the Products in a Supply Order by notice in writing to the Client. Neither party shall vary, add or omit any of the Products or any part of them from a Supply Order following acceptance of such Supply Order without the express written consent of the other Party.

5.5	Within five (5) Business Day of the acceptance of a Supply Order the Client will provide Clinigen with a date for delivery.
5.6	The Client will use all commercially reasonable endeavours to meet delivery dates and will:
(a)	notify Clinigen as soon as reasonably practicable of any anticipated or actual delays it experiences or anticipates experiencing in meeting a delivery date;
(b)	provide Clinigen with such details of the causes of such delays as Clinigen reasonably requires; and
(c)	update Clinigen at least once a week until the causes of such delays are rectified or lapse.
5.7

Failure to meet the delivery date or any subsequently agreed date or notify Clinigen of any actual or anticipated delay shall entitle Clinigen to terminate the relevant Supply Order immediately on written notice to the Client.

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5.8

The Client will deliver the Products to Clinigen as set out in the SOW. Delivery of the Products shall take place at the delivery address specified in the relevant Supply Order. The Client will reimburse Clinigen for any importation VAT (value added tax) that Clinigen or its Affiliate is unable to reclaim.

5.9	The Client shall:
(a)	fax or email to Clinigen’s key programme contact notified to the Client from time to time a copy of the delivery note for each delivery prior to such delivery;
(b)	supply a copy of the delivery note with the delivered Products; and
(c)

provide Clinigen with a written valuation of the Products prepared according to relevant approved customs valuation methods for use by Clinigen for customs valuation and taxation purposes for each delivery of Products.

6	Risk in the Product
6.1

Risk of damage to or loss of the Products shall pass to Clinigen upon delivery of the Products to Clinigen by the Client or its Affiliate. Client shall retain ownership and title in the Products until the shipment of the Product pursuant to a Customer Order by Clinigen to Customer.

7	Acceptance and Rejection
7.1

Notwithstanding any other provision of the Conditions and this Exhibit A, acceptance of Products under a SOW will not occur until Clinigen or its agent or representative has been given five (5) Business Days following delivery of the Products to Clinigen to:

(a)	validate the quantity of Products received against the relevant Supply Order; and
(b)	inspect visually the Products’ outer packaging and labelling for damage, visual defects and compliance with the Agreement and any relevant SOW/s.
7.2	If there is a surplus quantity of Products received over that set out in the Supply Order, Clinigen may in its sole discretion accept or reject such surplus Products.
7.3

If there is a shortfall of Product from that set out in the Supply Order, the Client shall deliver the difference in quantity within ten (10) Business Days of its original delivery or within such other timescale as the Parties may agree.

7.4

If during the visual inspection Clinigen becomes aware of Product damage, defect, or non-compliance, Clinigen will reject such Products by notice to the Client specifying the nature and quantity of the defective Products and the Client will:

(a)	forthwith replace the defective Products at the Client’s cost and expense; and
(b)

within thirty (30) days’ of receipt of such notice the Client will either (i) collect the defective Products from Clinigen at the Client’s expenses (including, without limitation, costs of carriage, insurance, export/import duties); or (ii) request Clinigen to destroy such defective Products at the Client’s expense.

7.5

If any damage, defect or non-compliance not reasonably discoverable during such visual inspection of the Products’ outer packaging and labelling, or a Latent Defect becomes apparent Clinigen may, within a reasonable time of becoming aware of the same and provided that the shelf-life of such Product has not expired yet, reject such Products by notice to the Client specifying the nature and quantity of the defective Products. The Client will:

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(a)

where such Products have not yet been distributed by Clinigen, forthwith replace the defective Products with Products at the Client’s cost and expense; and within thirty (30) days’ of receipt of such notice the Client will either (i) collect the defective Products from Clinigen at the Client’s expenses (including, without limitation, costs of carriage, insurance, export/import duties); or (ii) request Clinigen to destroy such defective Products at the Client’s expense; or

(b)

where such Products have been distributed by Clinigen the Client will (i) deduct the relevant amount from the invoice to be raised for such distribution or credit to Clinigen’s account the Supply Price invoiced and any applicable value added or other sales tax (where these have been paid) for such defective Products plus costs of carriage, insurance and other fees incurred by Clinigen (including, without limitation, export/import duties and any costs associated with arranging for Products to be returned from Customers); and

(ii)

unless otherwise specified in the Quality Technical Agreement, either collect the defective Products from Clinigen at the Client’s expenses (including, without limitation, costs of carriage, insurance, export/import duties); or request Clinigen to destroy such defective Products at the Client’s expense.

(c)	For the avoidance of doubt, the Client will remain responsible for paying Clinigen any Charges as may be applicable associated with the distribution of such defective Products.
7.6

If the Client fails to collect defective Products or requests the destruction of the same pursuant to Section 7 within thirty (30) days, Clinigen may destroy the defective Products upon written notice to the Client at the Client’s expense.

8	Compensation and Reimbursement
8.1	In respect of Consignment Stock of a Product:
(a)

Clinigen shall make available Product sales data (“Sales Data”) on a regular basis which shall set out the quantity of Products relevant to the applicable SOW sold by Clinigen to Customers and such other information as the Parties may reasonably agree in writing;

(b)

Within the first ten (10) Business Days of each month the Client will invoice Clinigen, with reference to each applicable SOW, for the Supply Price of the Products sold by Clinigen to Customers for the just concluded month as stated in the Sales Data.

(c)

Clinigen will not pay the Client the Supply Price in respect of the Client’s invoice for any Customer Order until Clinigen has received payment from the Customer. Invoices issued by the Client for the Supply Price of Products sold by Clinigen shall be paid by Clinigen within thirty (30) days of the date of receipt of payment from the Customer by Clinigen. For the avoidance of doubt, all associated Charges for Customer Orders shall be due upon shipment of each such order and shall remain payable in accordance with the payment terms in the Conditions.

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9	Limits of Liability
9.1

Except as otherwise provided in the Conditions, the maximum aggregate liability of Clinigen or its Affiliates for Services provided under an SOW in respect of all acts and omissions whether in contract, tort (including, without limitation, negligence) under statute, breach of statutory duty or otherwise shall not exceed:

9.1.1	a sum equivalent to the aggregate of the total Charges paid by the Client to Clinigen in respect of the relevant SOW where such Charges are paid by the Client to Clinigen

AND

9.2

in respect of Consignment Stock the lower of US $250,000 (two hundred and fifty thousand US$) and the value of the relevant Products based on the valuation thereof provided to Clinigen by the Client in accordance with Section 5.9 (c) above in respect of Product loss or damage or theft of Products while in Clinigen’s control.

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